TIB FINANCIAL CORP. To Present At
 2009 Gulf South Bank Conference, New Orleans,
 May 7th

Naples, FL (May 4, 2009) – TIB FINANCIAL CORP. (NASDAQ: TIBB), a bank holding company focused on growth in the Florida market, today announced that it will participate as a presenter at the 2009 Gulf South Bank Conference to be held May 7, 2009 in New Orleans, LA.

Thomas J. Longe, Chairman, CEO and President and Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer of TIB Financial Corp., will discuss the overall business strategy and financial performance of TIBB. A webcast of the TIBB presentation will occur at 11:20 a.m. CDT, 12:20 p.m. EDT on May 7th and may be accessed live at: http://www.shareholder.com/tibb/MediaRegister.cfm?MediaID=36964. You may also access the webcast by going to our website at www.tibfinancialcorp.com. Listeners must register upon login and are requested to access the site a few minutes ahead of the scheduled presentation. A replay of the webcast will be retained on our website and will be available for 60 days after the event, beginning May 7th.

Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.8 billion in total assets and 27 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral, Nokomis and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $99 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., serves the personal and commercial banking, investment management and trust needs of local residents and businesses in its market areas. The companies' experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com, www.bankofvenice.com and www.naplescapitaladvisors.com.

Copies of TIBB news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s corporate web site at http://www.tibfinancialcorp.com. For more information, contact Thomas J. Longe, Chairman, Chief Executive Officer and President at 239-263-3344 or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer at 239-659-5876.

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which invoke significant risks and uncertainties. Certain factors, including those outside the company's control, may cause actual results to differ materially from those discussed in the forward-looking statements.

Contact: TIB Financial Corp., Naples
Thomas J. Longe, Chairman, Chief Executive Officer and President
239-263-3344
or
Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer
239-659-5876